Cibus Reports Fourth Quarter Financial Results and Provides Business Update

Completed successful transfers of gene edited elite germplasm back to customers for commercialization for each of its three developed productivity traits: Pod Shatter Reduction (PSR) in Canola and Herbicide Tolerance (HT1 and HT3) in Rice

Signed collaboration agreements for trait development with multiple major seed companies, including Bayer, Loveland Products (subsidiary of Nutrien Ltd), Nuseed, and Interoc

Reported achievement of successful greenhouse results for two different modes of action for Sclerotinia (White Mold) Resistance in Canola

Reported achievement of successful 2023 field trial results for each of its developed productivity traits

Opened industry's first standardized high-throughput end-to-end gene editing production facility to support the scaling and commercialization of Cibus' growing RTDS® crop and trait pipeline

Positive vote in the EU Parliament to support new genomic techniques (NGTs) advances the gene editing era in the European Union

Achieved major industry breakthrough with world's first successful regeneration of Wheat plants from single cells

Raised $20.3 million of gross proceeds via registered direct offering in the fourth quarter

SAN DIEGO, March 21, 2024 – Cibus, Inc. (Nasdaq: CBUS) (the "Company"), a leading agricultural biotechnology company that uses proprietary gene editing technologies to develop plant traits (or specific genetic characteristics) in seeds, today announced its financial results for the quarter ended December 31, 2023, and provided a business update. Management will host a conference call and webcast today at 4:30 p.m. ET.

Management Commentary

"2023 was a pivotal year for Cibus, both in terms of our evolution as a public company following the merger with Calyxt and the implementation of our commercial strategy as we transformed from our research and development origins," stated Rory Riggs, Co-Founder, Chairman, and CEO of Cibus. "The centerpiece of our commercialization goals are the commercial advancement of each of our three developed traits — Pod Shatter Reduction in Canola, and our two herbicide tolerance traits in Rice, HT1 and HT3. We've made significant progress on the commercial front with several advancements of these developed traits, including transfers to customers. We also continued the progression of our advanced traits — Sclerotinia resistance, and our HT2 trait in Canola and Winter Oilseed Rape — and our efforts to extend our proprietary RTDS platform to the world's major crops. Furthermore, we celebrated a key catalyst for our industry in February when the EU Parliament voted to advance new regulations that, when adopted, will treat the applications of gene editing technology like ours in a similar fashion as conventional hybridization techniques that have been in existence for centuries. This vote was a significant milestone for our entire industry and is a crucial step that will help Cibus usher in the gene editing era."

Mr. Riggs added, "At Cibus, we are building a leading agricultural biotech company that uses proprietary gene editing technologies to develop complex plant traits in customers' seeds to address farmers' most pressing productivity and yield challenges. We develop these productivity traits using our gene editing platform – the Rapid Trait Development System™ or RTDS, which is the core technology driving our Trait Machine™ process. Our technologies enable us to efficiently and directly edit traits into our customers' elite germplasm and form the cornerstone of our strategy to revolutionize the speed, precision, scale and range of new trait development. This is how we are leading the charge into the gene editing era. The incredible commercial momentum we have achieved so far is as strong an endorsement of our technology as it is of our ability to partner with the breeding operations of some of the largest seed companies in the world. We truly believe Cibus is at the forefront of agriculture's analog to digital moment and we are excited about our continued commercial progress in the months and quarters to come."

Commercial Progress

Progress of Cibus' Three Developed Traits – Launching with Customers1

•Pod Shatter Reduction (PSR) in Canola and Winter Oilseed Rape (WOSR)
◦10 seed company customers have entered into agreements to have Cibus' PSR productivity trait edited into their elite germplasm for commercialization
◦Successful ongoing field trial results demonstrated a high level of PSR in seed developer genetics and achievement of the Cibus Powered™2 PSR standard
◦Commenced PSR field trials for WOSR in the UK with results expected in late 2024, starting our commercialization efforts in Europe

•Herbicide Tolerance (HT1 and HT3) in Rice
◦Three major Rice seed companies, including Nutrien and Interoc, have entered into agreements to have Cibus' HT traits edited traits in their elite germplasm for commercialization
◦Signed collaboration agreements with multiple seed companies in North and South America to launch Cibus' HT traits in the US and Latin America, and also intend to explore new differentiated Rice traits
◦Completed first transfers of customer's elite germplasm containing HT1 and HT3 productivity traits with more trait additions in progress

◦Successful ongoing field trial results demonstrated a high level of HT in seed company genetics
◦Expect to expand our current field testing of HT1 and HT3 in Rice to Latin America

Progress of Cibus' Two Advanced Productivity Traits - Sclerotinia Resistance and Herbicide Tolerance (HT2)

•Sclerotinia Resistance
◦Successful greenhouse data for the first two modes of action
◦Expect greenhouse results for a third mode of action in 2024
◦Developing plan to integrate Sclerotinia resistance into Canola and Soybean once the Soybean platform is developed

•Herbicide Tolerance (HT2)
◦Completed successful edits of HT2 in Canola in 2023
◦Expect greenhouse results in 2024

Progress on Platform Development

•Wheat Platform
◦Major breakthrough with world's first successful regeneration of Wheat plants from single cells demonstrates continued success in developing scalable high-throughput breeding platforms that can operate as extensions of seed company breeding programs
◦Wheat platform opens the potential to develop various productivity and sustainability traits to address the most significant challenges faced by farmers globally

•Soybean Platform
◦Expect Soybean platform to be operational in 2024
◦Development of the Soybean platform is a key moment for the development of Cibus' sustainable ingredients business

Corporate and Industry Progress

•Significant milestone in advancing EU gene editing regulations
◦On February 7, 2024, the EU Parliament voted to support a new proposal for the regulation of new genomic techniques (NGTs), which now moves to negotiations with the Council of the EU and the European Commission
◦Proposal is expected to place Cibus' RTDS in a NGT1 category where it would be regulated similarly to conventional breeding
◦When adopted, this milestone would mark the opening of the market to new seed technologies and starts the gene editing era in the EU

•Opened Dedicated, High-throughput Gene Editing Facility for Trait Production
◦Supports vision to change the precision, speed, and scale, and range of Cibus' growing RTDS crop and trait development pipeline
◦Represents the industry's first semi-automated gene editing trait production system that provides a timebound, predictable, and reproducible breeding system for the editing of commercial plants

•Raised $20.3 million of gross proceeds in December 2023
◦Cibus intends to use the net proceeds to fund further development of new and existing seed productivity traits, including in Canola and Rice, Trait Machine process maintenance, research and development, working capital, and general corporate purposes

1 See "About the Cibus Trait MachineTM process and Rapid Trait Development SystemTM" for information regarding our initial customer relationships.
2 Cibus PoweredTM is the internal Cibus trait standard that ensures each Cibus trait meets minimum efficacy and quality assurance commercial requirements.

Expected 2024 Milestones

Cibus has several important development and commercial milestone targets for 2024:

•Developed Productivity Traits:
◦Expect 8 of 10 PSR customers in Canola to have their elite germplasm edited with Cibus' trait either transferred to the customer or ready to be transferred to the customer by year end 2024
◦The transfer of an edited germplasm containing a Cibus trait to customers enables the start of a commercialization process
◦Expand customer base with existing developed productivity traits

•Advanced Productivity Traits:
◦Expect greenhouse results for a third mode of action for Sclerotinia resistance
◦Expect greenhouse results for HT2

•Platform Development:
◦Soybean single-cell regeneration platform will be operational and have initial editing completed
◦Expect to demonstrate initial edits toward developing productivity traits for Wheat

•Sustainable Ingredient Development:
◦Complete editing discovery efforts for alternative oils for CPG industry

Fourth Quarter 2023 Financial Results

•Cash position: Cash and cash equivalents as of December 31, 2023, was $32.7 million. The Company believes cash and cash equivalents will enable Cibus to fund planned operating expenses and capital expenditure requirements into early in the third quarter of 2024.

•Research and development (R&D) Expense: R&D expense was $14.2 million for the quarter ended December 31, 2023, compared to $2.3 million in the year-ago period. The increase of $11.9 million is primarily related to increased lab supply and facility expenses, an increase in employee headcount, and an increase in stock-based compensation expense for restricted stock award grants.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $6.8 million for the quarter ended December 31, 2023, compared to $1.0 million in the year-ago period. The increase of $5.8 million is primarily related to an increase in headcount, increased consulting and legal fees, and an increase in stock-based compensation expense for restricted stock award grants.

•Goodwill and intangible assets impairment: Goodwill and intangible assets impairment was $249.4 million for the quarter ended December 31, 2023. The non-cash expense is due to the impairment of goodwill and in-process R&D indefinite-lived intangible assets acquired in the merger with Cibus Global, LLC completed on May 31, 2023. The Company evaluates the carrying value of goodwill and indefinite-lived intangible assets for impairment annually as of November 1 each year. The annual assessment resulted in a partial goodwill impairment of $150.4 million and a full impairment of the in-process R&D indefinite-lived intangible assets of $99.0 million.

•Royalty liability interest expense - related parties: Royalty liability interest expense - related parties was $8.1 million for the quarter ended December 31, 2023. This is a non-cash expense.

•Non-operating income (expenses): Non-operating income (expenses) was income of $0.1 million for the quarter ended December 31, 2023, compared to income of $0.5 million in the year-ago period. The decrease of $0.4 million in non-operating income is due to $0.8 million received in the fourth quarter of 2022 related to a settlement with one of its technology vendors regarding alleged intellectual property infringement partially offset by a $0.4 million of merger transaction costs in the fourth quarter of 2022.

•Net loss: Net loss was $277.2 million for the quarter ended December 31, 2023, compared to $2.8 million in the year-ago period. The increase of $274.4 million in net loss was driven by the $249.4 million non-cash goodwill and intangible assets impairment. The remaining increase in net loss is described above.

•Net loss per share of Class A common stock: Net loss per share of Class A common stock was $12.59 for the quarter ended December 31, 2023, compared to $2.93 in the year-ago period. The increase of $9.66 in net loss per share of Class A common stock is primarily driven by the non-cash goodwill and intangible assets impairment which accounted for approximately $11.32 in net loss per share of Class A common stock. This is partially offset by a year-over-year increase in weighted average shares outstanding.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, March 21, 2024, at 4:30 p.m. Eastern Standard Time to discuss its fourth quarter and full year 2023 financial results and provide a business update. The conference call can be accessed live over the phone by dialing (877) 704-4453 or for international callers by dialing (201) 389-0920. A replay of the call will be available through April 4, 2024 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13743898.

A live audio webcast of the call will be available under "News & Events" in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

About Cibus

Cibus is a leader in gene edited productivity traits that address critical productivity and sustainability challenges for farmers such as diseases and pests which the United Nations estimates cost the global economy approximately $300 billion annually. Cibus is not a seed company. It is a technology company that uses gene editing to develop and license traits to seed companies in exchange for royalties on seed sales. Cibus' focus is productivity traits for the major global crops such as canola, corn, rice, soybean, and wheat. Cibus is a technology leader in high throughput gene editing technology that enables Cibus to develop and commercialize plant traits at a fraction of the time and cost of conventional breeding. Cibus has developed a pipeline of five productivity traits including important traits for Pod Shatter Reduction, Sclerotinia resistance, and weed management. Its initial traits for Pod Shatter Reduction and weed management are developed in collaborations with leading seed companies. Its other pipeline traits including Sclerotinia resistance are in advanced greenhouse and field trial stages.

About the Cibus Trait MachineTM process and Rapid Trait Development SystemTM

A key element of Cibus' technology breakthrough is its high-throughput breeding process (referred to as the Trait Machine™ process). The Trait Machine process is a crop specific application of Cibus' patented Rapid Trait Development System™ (RTDS®). The proprietary technologies in RTDS integrate crop specific cell biology platforms with a series of gene editing technologies to enable a system of end-to-end crop specific precision breeding. It is the core technology platform for Cibus' Trait Machine process: the first standardized end-to-end semi-automated crop specific gene editing system that directly edits a seed company's elite germplasm. Each Trait Machine process requires a crop specific cell biology platform that enables Cibus to edit a single cell from a customer's elite germplasm and grow that edited cell into a plant with the Cibus edits. Cibus has a Trait Machine process developed for canola and rice and has already begun transferring their elite germplasm with Cibus edits back to customers.

The traits from Cibus' RTDS-based high-throughput breeding system are indistinguishable from traits developed using conventional breeding or from nature. RTDS does not use any foreign DNA or transgenes. Under the European Commission's current proposals, it is expected that products from Cibus' RTDS gene editing platform such as its Pod Shatter Reduction trait and Sclerotinia resistance traits for Canola and Winter Oilseed Rape would be considered 'Conventional-like'.

Cibus believes that RTDS and the Trait Machine process represent the technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: "high- throughput gene editing systems operating as an extension of seed company breeding programs."

Because the Trait Machine process is intended to be integrated into seed companies' breeding operations, the customer relationship between Cibus and seed companies with which it engages is a progressive relationship. Typically, the customer relationship is initiated with Cibus through the entry into a material transfer agreement pursuant to which seed companies transfer elite germplasm lines to Cibus for gene editing and delivery back to the seed company for pre-commercialization testing and validation. Accordingly, Cibus refers to seed company "customers" in its disclosure once such a customer relationship has been initiated. At present, all of the Company's customers discussed in this press release are at this initial stage of a relationship. While this initial stage of such customer relationships is a necessary prerequisite to the entry into a revenue generating commercial contract with such seed companies, currently, Cibus has certain customer relationships which include commercial contract terms, as well as others that are in various stages of development, including some in trait evaluation and/or field testing, however these have not yet generated revenue.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus' operational and financial performance, Cibus' strategy, future operations, prospects, and plans, including the anticipated regulatory environment are forward-looking statements. Forward-looking statements may be identified by words such as "anticipate," "believe," "intend," "expect," "plan," "scheduled," "could," "would" and "will," or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus' management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus' actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus' need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus' intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus' platform or trait product development efforts; Cibus' reliance on third parties in connection with its development activities; challenges associated with Cibus' ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus' traits or that farmers and processors fail to work effectively with crops containing Cibus' traits; challenges that arise in respect of Cibus' production of high-quality plants and seeds cost effectively on a large scale; Cibus' dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene-editing processes or products; Cibus' ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus' technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus' ability to execute on its business plan; risks associated with the possible failure to realize certain anticipated benefits of the Merger Transactions; the effect of the completion of the Merger Transactions on the Company's business relationships, operating results, and business generally; the outcome of any litigation related to the Merger Transactions; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the "Risk Factors" section of Cibus' Annual Report on Form 10-K which is being filed with the Securities and Exchange Commission (the "SEC") on March 21, 2024. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Cibus' assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves such risks and uncertainties. Accordingly, the Company could use its available capital resources sooner than it currently expects.

In addition, the forward-looking statements included in this press release represent Cibus' views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-

looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus' views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Karen Troeber
ktroeber@cibus.com
858-450-2636

Jeff Sonnek – ICR
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Par Value and Share Amounts)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$32,699	$3,427
Restricted cash	—	99
Accounts receivable	530	—
Prepaid expenses and other current assets	1,991	606
Total current assets	35,220	4,132
Property, plant, and equipment, net	15,775	4,516
Operating lease right-of-use assets	21,685	13,615
Intangible assets, net	35,411	158
Goodwill	434,898	—
Other non-current assets	1,422	—
Total assets	$544,411	$22,421
Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$6,127	$340
Accrued expenses	1,747	173
Accrued compensation	3,858	107
Due to related parties	—	175
Deferred revenue	1,210	107
Current portion of notes payable	833	—
Current portion of financing lease obligations	187	97
Current portion of operating lease obligations	5,927	367
Class A common stock warrants	1,418	291
Other current liabilities	16	5
Total current liabilities	21,323	1,662
Notes payable, net of current portion	536	—
Financing lease obligations, net of current portion	113	—
Operating lease obligations, net of current portion	17,025	13,447
Royalty liability - related parties	165,252	—
Other non-current liabilities	1,868	79
Total liabilities	206,117	15,188

	As of December 31,
	2023	2022
Redeemable noncontrolling interest	44,824	—
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 21,240,379 shares issued and 20,567,656 shares outstanding as of December 31, 2023, and 275,000,000 shares authorized; 978,915 shares issued and 976,908 shares outstanding as of December 31, 2022	8	5
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; 3,142,636 shares issued and outstanding as of December 31, 2023, and no shares authorized; and no shares issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	775,017	220,422
Class A common stock in treasury, at cost; 32,663 shares as of December 31, 2023, and 2,007 shares as of December 31, 2022	(1,785)	(1,043)
Accumulated deficit	(479,778)	(212,151)
Accumulated other comprehensive income	8	—
Total stockholders’ equity	293,470	7,233
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$544,411	$22,421

CIBUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Three Months Ended December 31 Unaudited)
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Revenue	$1,103	$42	$1,817	$157
Total revenue	1,103	42	1,817	157
Operating expenses:
Research and development	14,208	2,346	42,367	11,553
Selling, general, and administrative	6,788	1,009	28,914	10,974
Goodwill and intangible assets impairment	249,419	—	249,419	—
Total operating expenses	270,415	3,355	320,700	22,527
Loss from operations	(269,312)	(3,313)	(318,883)	(22,370)
Royalty liability interest expense - related parties	(8,139)	—	(18,892)	—
Other interest income (expense), net	168	(7)	527	(87)
Non-operating income (expenses)	71	483	(395)	5,566
Loss before income taxes	(277,212)	(2,837)	(337,643)	(16,891)
Income tax benefit (expense)	4	—	4	—
Net loss	$(277,208)	$(2,837)	$(337,639)	$(16,891)
Net loss attributable to redeemable noncontrolling interest	(60,094)	—	(70,012)	—
Net loss attributable to Cibus, Inc.	$(217,114)	$(2,837)	$(267,627)	$(16,891)
Basic and diluted net loss per share of Class A common stock	$(12.59)	$(2.93)	$(25.95)	$(18.36)
Weighted average shares of Class A common stock outstanding – basic and diluted	17,244,665	968,871	10,314,554	919,959

CIBUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2023	2022
Operating activities
Net loss	$(337,639)	$(16,891)
Adjustments to reconcile net loss to net cash used by operating activities:
Royalty liability interest expense - related parties	18,892	—
Goodwill and intangible assets impairment	249,419	—
Depreciation and amortization	4,693	1,534
Stock-based compensation	16,092	3,998
Loss on disposal of property, plant, and equipment	224	—
Change in fair value of liability classified Class A common stock warrants	1,127	(5,120)
Other	21	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,704	—
Due to/from related parties	(95)	3
Prepaid expenses and other current assets	1,150	389
Accounts payable	2	(229)
Accrued expenses	(2,065)	(166)
Accrued compensation	891	(2,415)
Deferred revenues	(89)	(56)
Right-of-use assets and lease liabilities, net	(106)	199
Other assets and liabilities, net	(431)	(610)
Net cash used by operating activities	(46,210)	(19,364)
Investing activities
Cash acquired from merger with Cibus Global, LLC	59,381	—
Purchases of property, plant, and equipment	(4,321)	(1,520)
Net cash provided by (used in) investing activities	55,060	(1,520)
Financing activities
Proceeds from Class A common stock and pre-funded warrants issuance	20,306	11,538
Costs incurred related to the issuance of Class A common stock and pre-funded warrants	(1,550)	(1,173)
Proceeds from draws on revolving line of credit from Cibus Global, LLC	2,500	—
Payment of taxes related to vested restricted stock units	(742)	—
Proceeds from issuance of notes payable	1,378	—
Repayments of financing lease obligations	(297)	(376)
Repayments of notes payable	(1,275)	—
Net cash provided by financing activities	20,320	9,989
Effect of exchange rate changes on cash and cash equivalents	3	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	29,173	(10,895)
Cash, cash equivalents, and restricted cash – beginning of period	3,526	14,421
Cash, cash equivalents, and restricted cash – end of period	$32,699	$3,526